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                                                      Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statements Nos. 33-56354, 33-70632, 33-72752, 33-83956, 33-94756, 333-06733, and 333-06939
on Form S-8, Registration Statements No. 333-11029, 333-11031, and 333-17453 of the Company on Form S-3, and Registration Statement No. 333-34021 on
Form S-4 of HFS Incorporated (the "Company") of our report dated March 31, 1997, appearing in the Annual Report on Form 10-K of the Company related to the consolidated balance sheets of HFS Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1996.



Deloitte & Touche LLP
Parsippany, New Jersey
March 31, 1997